Exhibit 99.1

      (1) These shares of common stock were disposed of pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated October 4, 2010, among Polymer Group, Inc. (the "Issuer"), Scorpio Acquisition Corporation, Scorpio Merger Sub Corporation ("Merger Subsidiary") and MatlinPatterson Global Opportunities Partners L.P. pursuant to which Merger Subsidiary was merged with and into the Issuer (the "Merger"). As a result of the Merger, each share of common stock was converted into the right to receive (i) upon the effective time of the Merger, an amount in cash equal to $15.32, and (ii) on each Escrow Release Date (as defined in the Merger Agreement), an amount in cash equal to the Per Share Escrow Payment (as defined in the Merger Agreement), in each case less any applicable withholding taxes.

      (2) Each of MatlinPatterson Global Opportunities Partners L.P. ("Matlin Partners (Delaware)"), MatlinPatterson Global Opportunities Partners (Bermuda) L.P. ("Matlin Partners (Bermuda)") and MatlinPatterson Global Opportunities Partners B L.P. (the "Opt-Out Fund" and together with Matlin Partners (Delaware) and Matlin Partners (Bermuda), the "Matlin Funds") was the direct beneficial owner of 9,968,811, 3,473,703 and 154,407 shares of Class A Common Stock, respectively. MatlinPatterson Global Partners LLC ("Matlin Global Partners") is the general partner of each of the Matlin Funds. MatlinPatterson Global Advisers LLC ("Matlin Advisers") is the investment advisor to each of the Matlin Funds. MatlinPatterson Asset Management LLC ("Matlin Asset Management") is the managing member of Matlin Global Partners and Matlin Advisers. MatlinPatterson LLC ("MatlinPatterson") is the managing member of Matlin Asset Management. David J. Matlin and Mark R. Patterson each own 50% of the membership interests of MatlinPatterson. Mark R. Patterson is signing this form, as chairman of Matlin Advisers and Matlin Asset Management, as a member of MatlinPatterson, as director of Matlin Global Partners and on behalf of each of the Matlin Funds, as director of their general partner, Matlin Global Partners. David J. Matlin is signing this form on his own behalf. Each of the reporting persons disclaims beneficial ownership of the reported securities except to the extent of such reporting person's pecuniary interest therein.